Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Robert P. Widmer (“Widmer”) and Redhook Ale Brewery, Incorporated (“Company”) (referred to collectively as the “parties”).  Upon the completion of the merger described below, Company will be renamed Craft Brewers Alliance, Inc.

Company and Widmer agree as follows, effective as of the closing date of the proposed merger between Company and Widmer Brothers Brewing Company (the “Effective Date”):

1.  Purpose.  This Agreement sets forth the terms and conditions of Widmer’s employment with Company from and after the Effective Date.

2.  Employment.  Company will employ Widmer as Vice President of Corporate Quality Assurance and Industry Relations.  His responsibilities are described in Exhibit A attached to this Agreement. In addition, Widmer shall comply with Company’s Code of Conduct and Ethics as in effect from time to time, and be subject to Company’s policies and procedures in effect from time to time for its senior executives.

3.  Term of Employment.  The initial term of this Agreement starts on the Effective Date and, subject to the provisions of this Agreement, ends on the last day of the month in which the second anniversary of the Effective Date occurs. If Widmer remains in the employ of Company following the initial term, he shall be an at-will employee of Company.

4.  Compensation.  As payment for services rendered to Company, Widmer shall be entitled to receive from Company a salary, benefits and bonus as follows:

a.  Base Salary.  Company shall pay Widmer an annual base salary of $185,000 (before standard tax withholdings).  Company shall pay Widmer his base salary in accordance with Company’s normal payroll policies.  Widmer’s base salary will be reviewed annually by the Compensation Committee of Company’s Board of Directors (the “Committee”) and may be adjusted on an annual basis.  Widmer will not participate in decisions about his base salary, benefits and bonus.

b.  Benefits.  Widmer will be entitled to participate in all of Company’s employee benefit programs for which he is eligible, including a long-term incentive plan for executive officers to be developed by the Committee.

c.  Bonus.  At the end of each fiscal year during which Widmer renders services under this Agreement (regardless of whether such services were rendered for the entire year or for a portion of the year), Widmer shall be eligible to receive a bonus, the amount of which is based upon the financial performance of the Company during that fiscal year.  Company financial goals will be established by the Committee at the beginning of each fiscal year.  The amount of the bonus, if any, will be determined by the Committee.

d.  Expenses.  Widmer will be reimbursed for all business expenses related to travel on Company’s business, including lodging and a mileage allowance.

5.  Payment of Severance and Compensation upon Termination or Resignation.

a.  If, prior to the second anniversary of the Effective Date, Widmer is terminated by Company other than for Cause, or if Widmer resigns for Good Reason, he shall be paid his base salary through the date of termination or resignation in accordance with the normal payroll practices of Company.  In addition, he shall be entitled to receive from Company severance pay equal to two (2) years’ base salary at his final rate of pay.  Subject to the provisions of Section 10, all compensation and severance pay shall be paid in a lump-sum single payment on or before the sixtieth (60th) day following Widmer’s termination or resignation date.  Widmer shall also be entitled to receive payment for 100% of his unused Paid Time Off (“PTO”) hours accrued through the date of termination in accordance with the provisions of Company’s PTO plan then in effect.  In addition, Company shall pay the monthly premium for continuation of health coverage (COBRA) for eighteen (18) months following the termination or resignation date, except that such payments shall end earlier if Widmer accepts health insurance coverage at a subsequent employer.

b.  If Widmer is terminated by Company for Cause or if Widmer resigns for other than Good Reason, he shall be paid his base salary through the date of termination or resignation in accordance with the normal payroll practices of Company.

c.  “Cause” shall mean:

i.  Widmer has engaged in conduct which has substantially and adversely impaired the interests of Company, or would be likely to do so if he were to remain employed by Company;

ii.  Widmer has engaged in fraud, dishonesty or self-dealing relating to or arising out of his employment with Company;

iii.  Widmer has violated any criminal law relating to his employment or to Company;

iv.  Widmer has engaged in conduct which constitutes a material violation of a significant Company policy or the Company's Code of Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or

 v.  Widmer has repeatedly refused to obey lawful directions of Company's Board of Directors.

 d.   “Good Reason” shall mean:

i.  a material change in Widmer’s duties, responsibilities, position or title;

ii.  Company is declared bankrupt; or a receiver is appointed if the Company ceases business operations; and

iii.  Company’s material breach of any provision of this Agreement, which breach is not cured by Company within fifteen (15) days following its receipt of a notice from Widmer of such breach.

6.  Change in Control.  In the event of any Change in Control of Company following the Effective Date, this Agreement shall continue in effect, except that Widmer shall have the option to resign his employment upon notice to Company of not less than thirty (30) days and he shall receive compensation and severance pay in accordance with paragraph 5.a.

a.  A “Change in Control” shall mean:

i.  the completion of any sale, transfer, merger or consolidation of Company with any other organization if the shareholders of Company before the transaction own less than fifty percent (50%) of the equity securities of the organization after the transaction; or

ii.  the sale or other disposition of all or substantially all of the assets of Company.

7.  Notice.  Every notice required by the terms of this Agreement shall be in writing and sent to the following parties:

If to Widmer:	Mr. Robert P. Widmer
929 N. Russell Street
Portland, Oregon 97227

With a copy to:	Victor J. Kisch
900 S.W. Fifth Avenue, Suite 2600
Portland, Oregon 97204
Fax: (503) 220-2480
E-mail: vkisch@stoel.com

If to Company:	Craft Brewers Alliance, Inc.
929 N. Russell Street
Portland, Oregon 97227

8.  Governing Law.  The validity, construction and performance of this Agreement shall be governed by the laws of the state of Oregon.

9.  Death or Disability.  Widmer’s employment shall terminate automatically on the date of Widmer’s death or disability.  In that event, Company shall pay to Widmer or his estate or legal guardian, as applicable, Widmer’s base salary as of the date of termination for a period of two (2) years following such termination plus accrued vacation pay, plus Widmer’s bonus pro-rated to the date of termination.  Subject to the provisions of Section 10, if Widmer's employment terminates by reason of his death or Widmer dies within two (2) years following his termination by reason of disability, the foregoing amount (to the extent not previously paid) will be paid in a lump sum within sixty (60) days of his death.  Widmer shall be disabled if, for a period of at least six (6) consecutive months, he is unable to perform the essential functions of his position with or without reasonable accommodation.  If Widmer’s employment terminates by reason of his disability, his employment termination date shall be deemed to be the last day of the six-month period described above.

10.   Deferred Severance.  The amounts required to be paid to Widmer under Sections 5(a), 6 and 9 shall be paid to Widmer as soon as practicable following the occurrence of the event that entitles Widmer to such payments, but in any event no later than sixty (60) days following such termination event; provided, however, that if Widmer at the time of his separation from service with Company is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), such amounts shall instead be paid six months after his separation from service to the extent necessary so that none of such amounts will be subject to the additional income tax provided for in Section 409A(a)(1)(B)(i) of the Code (any amounts the payment of which is so deferred will be referred to as the "Deferred Severance").

11.  Arbitration.  Any dispute concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Widmer’s employment with Company or the termination of Widmer’s employment shall be submitted to confidential final and binding arbitration.  Such arbitration is to be before a single arbitrator in Portland, Oregon.  Selection of an arbitrator and adjudication of the dispute shall be conducted under the then current rules of the Arbitration Service of Portland, Inc. applicable to employment disputes.  Each party shall bear one-half of the cost of such arbitration and shall bear its own attorneys’ fees.  Judgment on the award rendered may be entered in any court of competent jurisdiction.

12.  Construction.  Wherever possible, each provision of this Agreement, including without limitation the arbitration provision, shall be interpreted in such manner as to be effective and valid under applicable Oregon law, but if any provision of this Agreement shall be prohibited by Oregon law or be deemed invalid or unenforceable, such provision shall be modified or eliminated only to the extent of such prohibition, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement, which shall remain in effect according to their terms.

13.  Waivers.  No failure or delay on the part of either party to exercise any right or remedy shall operate as a waiver.

14.  Assignment.  This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns, and shall be binding upon Widmer and his administrators, executors, legatees and heirs.  This Agreement, which is a personal services contract, may not be assigned by Widmer.

15.  Modification.  This Agreement shall not be modified or amended except by a written instrument signed by the parties hereto.

16.  Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties in reference to the matters addressed herein.  This Agreement replaces and supersedes all prior and contemporaneous employment agreements or understandings of the parties, including those between Widmer and Widmer Brothers Brewing Company.  It is expressly understood that the parties also have entered or will enter into a Non-Competition/Non-Solicitation Agreement as contemplated by the Agreement and Plan of Merger dated as of November 13, 2007, as it may be amended from time to time, between Redhook and Widmer Brothers Brewing Company.  The provisions of this Agreement shall not be construed for or against any party, as the parties are sophisticated and have had the opportunity to engage legal counsel.

17.   Good Faith and Fair Dealing.  The parties agree to act in good faith and to deal fairly with one another in the interpretation, execution, performance and implementation of the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

/s/ Robert P. Widmer	Date: June 24, 2008
Robert P. Widmer

REDHOOK ALE BREWERY, INCORPORATED

/s/ Paul S. Shipman	Date: June 30, 2008
Paul S. Shipman, Chief Executive Officer

EXHIBIT A

CRAFT BREWERS ALLIANCE, INC.

Responsibilities
of the
Vice President of Corporate Quality Assurance and Industry Relations

POSITION SUMMARY:

As co-founder of Widmer assumes the unique responsibility of maintaining relationships with all constituents in the craft beer market on behalf of Craft Brewers Alliance, Inc. ("CBAI"), and represents the Widmer brand as well as other brands in CBAI's growing portfolio of brands and styles. As such he leverages his standing and reputation as a pioneer in the craft beer industry.

Monitors and focuses attention on quality assurance across CBAI as well as consumer appreciation and channel acceptance of CBAI's products. Provides focus on the philosophy that only excellence in beer quality is acceptable.

POSITION RESPONSIBILITIES:

Monitors product quality assurance, wholesaler satisfaction and consumer acceptance and response. Initiates remediation and improvement programs across all functional areas of the enterprise when and wherever needed.

Represents public image as legitimate Craft Brewer.

Develops and maintains close relationships with Anheuser-Busch wholesalers nation-wide.

Travels for market visits, both on and off premises, to sell beer, promote the brands and maintain trade relationships.

Appears in advertising, both image and voice.

Develops and maintains relationships with print, TV and radio media.

Performs duties as impartial judge at beer industry competitions and beer festivals.

Directs the Collaborator Program – a unique project involving the home brewing community in creation of new and innovative beers.

Participates in CBAI's craft beer taste panel to assure consistency and improvement in beer quality of existing portfolio products and anticipates potential consumer response to new, innovative beers.

Uses CBAI's restaurants for brand building and to gain customer feedback on new and existing beer styles.

Champions performance and morale among all employees, with a primary focus on employees in brewing operations, sales and marketing.

1

Participates in maintaining CBAI's high quality hiring philosophy.

Develops and maintains relationships with key politicians, lobbyists and entities at the Federal, State, County and City levels to represent CBAI and promote the interests of the craft beer industry.

Initiates and maintains community relations with local neighborhoods, businesses, associations, and service organizations.

Serves as Assistant Secretary of CBAI.

2